Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CF FINANCE ACQUISITION CORP. VII

CF Finance Acquisition Corp. VII, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article I to read as follows:

“The name of the corporation shall be CF Acquisition Corp. VII (the “Corporation”).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of this corporation this ___ day of October, 2020.

CF FINANCE ACQUISITION CORP. VII

By:	/s/ Howard W. Lutnick
Howard W. Lutnick
Chairman and Chief Executive Officer

[Certificate of Amendment of the Certificate of Incorporation of CF Finance Acquisition Corp. VII]